Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 24, 2017

CONTACT:   Craig Allen

Chief Financial Officer

800/283-2357

America First Multifamily Investors, L.P. Increases Unsecured Line of Credit Commitment With Lead Participant, Bankers Trust Company, to $50 Million

Omaha, Nebraska – On April 18, 2017, America First Multifamily Investors, L.P. (NASDAQ:  ATAX) (the “Partnership”) was notified by Bankers Trust Company (the “Bank”) that the Bank had received the commitment of another lender to participate in the Credit Agreement dated May 14, 2015, as amended, between the Partnership and the Bank.  As a result of such participation, in accordance with Section 2.1 (a) of the Credit Agreement, the maximum principal amount of the Line of Credit is now $50 million, representing an increase of $10 million.

“We are pleased that Bankers Trust has increased their maximum principal commitment to $50 million on our Unsecured Line of Credit,” said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.  “This demonstrates Bankers Trust’s continued confidence in the Partnership and provides us with additional liquidity options that will allow us to continue to execute on strategies to benefit our unitholders”.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily and student housing properties and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.